Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (File No. 333-220423 and 333-235660) and Form S-8 (File No. 333-220426 and 333-206295) of Performant Financial Corporation of our report dated March 13, 2024, relating to the consolidated financial statements, the financial statement schedule and the effectiveness of internal control over financial reporting, which appear in this annual report on Form 10-K for the year ended December 31, 2023.

/s/ Baker Tilly US, LLP

Atlanta, Georgia
March 13, 2024